Exhibit 3.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation: TC Power Management Corp.

2. The articles have been amended as follows (provide article numbers, if available):

1. Name of corporation: Axiom Gold and Silver Corp.

3:  The number of authorized shares: 300,000,000 common shares (par value $0.001) and 10,000,000 preferred shares (par value $0.001).  Our board of directors has the authority to set the terms of any class of preferred shares through an issuance of a Certificate of Designation without receiving further shareholder approval.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  17,150,000 of 26,633,400 shares outstanding (64.2%).

4. Effective date of filing (optional): --------------------------------------------------------

5. Officer Signature (required): /s/ Steven A. Sanders